 Exhibit 1

As required by Item 8 of the Schedule 13G/A to which this exhibit is attached, the name and classification of each member of the group is provided below:

Identification	Classification
TPG Advisors III, Inc.	CO
TPG Advisors IV, Inc.	CO
T(3) Advisors II, Inc.	CO
David Bonderman	IN
James G. Coulter	IN
Francisco Partners GP, LLC	OO
Francisco Partners, L.P.	PN
Francisco Partners Fund A, L.P.	PN
Francisco Partners Management, LLC	OO
FP Annual Fund Investors, L.L.C.	OO
Shah Capital Partners, L.P.	PN
Patel Family Partners, L.P.	PN
WestRiver Management, LLC	OO
WestRiver Capital LLC	OO